UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2009

KILROY REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-12675	95-4598246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California		90064
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 481-8400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

The information included in this Current Report on Form 8-K under this Item 7.01 is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

In connection with the departure of Richard E. Moran Jr. previously announced on November 10, 2009, Kilroy Realty Corporation (the “Company”) estimates that it will incur a charge in the fourth quarter of 2009 of approximately $0.17 per share of Company common stock and common unit of Kilroy Realty, L.P. (the “Operating Partnership”). As a result of this estimated charge, the Company has revised its guidance for funds from operations for the year ending December 31, 2009 to between $2.54 and $2.64 per share of Company common stock and common unit of the Operating Partnership.

Item 8.01	Other Events.

Subsequent to September 30, 2009, the Company (i) borrowed $40.0 million under its unsecured revolving credit facility, and (ii) repurchased $27.0 million of its 3.250% exchangeable senior notes due 2012, and as of November 13, 2009, plans to terminate the related capped call arrangements related to the aggregate principal amount of the notes repurchased. As of November 13, 2009, there was $166.0 million of outstanding borrowings under the unsecured revolving credit facility and $393.0 million stated principal amount of 3.250% exchangeable senior notes outstanding.

The Company is filing the updated risk factors to its Annual Report on Form 10-K for the Year Ended December 31, 2008 that are attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Updated Risk Factors to the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION
Date: November 16, 2009

	By:	/S/ HEIDI R. ROTH
Heidi R. Roth
Senior Vice President and Controller

Exhibit Index

Exhibit No.	Description

99.1	Updated Risk Factors to the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2008.

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